EXHIBIT 15

DELOITTE & TOUCHE LLP
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          3900 US Bancorp Tower         Telephone:  (503) 222-1341
          111 SW Fifth Avenue           Facsimile:  (503) 224-2172
          Portland, Oregon 97204-3698



May 13, 1996




Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon  97209


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended March 31, 1996 and 1995, as indicated in our report dated May 3, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended
March 31, 1996, is incorporated by reference in Registration Statement Nos. 33-63017 and 33-63585, Post-Effective Amendment
No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendment No. 2 to Registration Statement No. 2-77195 on Form S-8, and in Registration Statement Nos. 33-64014, 33-51271, and 33-53795, and Post-Effective Amendments No. 1 to Registration Statement Nos. 33-1304 and 33-20384 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP